Supplement no. 1 to prospectus supplement dated August 7, 2006 and prospectus dated August 7, 2006

Filed Pursuant to Rule 424(b)(7).
A filing fee of $75,970.11, calculated in accordance with
Rule 457(r), has been transmitted to the SEC in connection with the securities offered from the registration statement (File No. 333-136361)
by means of this supplement to prospectus supplement.

$710,001,000
1.50% Convertible Senior Notes due 2011
1.625% Convertible Senior Notes due 2013
Common Stock

This supplement no. 1 to prospectus supplement dated August 7, 2006 and prospectus dated August 7, 2006 relates to the resale by certain selling securityholders of our 1.50% Convertible Senior Notes due 2011 and 1.625% Convertible Senior Notes due 2013, which we refer to as the notes, and the shares of our common stock issuable upon conversion of the notes.

You should read this supplement no. 1 in conjunction with the prospectus supplement dated August 7, 2006 and the prospectus dated August 7, 2006, which should be delivered in conjunction with this supplement no. 1. This supplement no. 1 is not complete without, and may not be delivered or used except in conjunction with, the prospectus and prospectus supplement, including any amendments or supplements to them. This supplement no. 1 is qualified by reference to the prospectus supplement and the prospectus, except to the extent that the information provided by this supplement no. 1 supersedes or supplements certain information contained in the prospectus supplement.

Investing in the notes and the common stock issuable upon conversion of the notes involves risk. See “Risk Factors” beginning on page 4 of the prospectus supplement dated August 7, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement no. 1, the prospectus supplement dated August 7, 2006 or the prospectus dated August 7, 2006. Any representation to the contrary is a criminal offense.

This supplement no. 1 constitutes the offer by the selling securityholders named below of $519,400,000 principal amount of our 1.50% Convertible Senior Notes due 2011, $190,601,000 principal amount of our 1.625% Convertible Senior Notes due 2013 and the shares of our common stock issuable upon conversion of those notes.

The table under the caption “Selling Securityholders” beginning on page 43 of the prospectus supplement is hereby:

•	supplemented by adding to it the information regarding certain selling securityholders set forth in the table entitled “Additional Selling Securityholders” below; and

•	amended by replacing the information in the prospectus supplement regarding the selling securityholders identified in the table entitled “Revised Information Regarding Selling Securityholders” below with the information set forth in the table entitled “Revised Information Regarding Selling Securityholders” below.

We prepared these tables based on information supplied to us by the selling securityholders named in the tables below on or prior to August 17, 2006. Information about the selling securityholders may change over time.

We have assumed for purposes of the tables below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this supplement no. 1, the prospectus supplement and the prospectus, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.

Except as set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The selling securityholders identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended, all or a portion of their notes since the date on which they provided the information regarding their notes.

Selling Securityholders

Additional Selling Securityholders

	Principal Amount of		Principal Amount of
	2011 Notes		2013 Notes
	Beneficially		Beneficially			Number of
	Owned and Offered		Owned and Offered			Shares of
	(USD) and		(USD) and		Number of	Common Stock
	Percentage		Percentage		Shares of	Beneficially	Natural Person(s) with
	of 2011 Notes		of 2013 Notes		Common Stock	Owned After the	Voting or Investment
Name of Selling Securityholder(1)	Outstanding (%)		Outstanding (%)		Offered(2)(3)	Offering(4)	Power

Banc of America Securities LLC(#)(30)	10,000,000	*	10,000,000	*	356,226	—	(5)
D. E. Shaw Valence Portfolios, L.L.C.(+)	132,500,000	6.02%	—	—	2,359,997	—	(7)
Empyrean Capital Fund, LP	32,031,000	1.46%	3,959,000	*	641,029	—	Tian Xue
Empyrean Capital Overseas Benefit Plan Fund, Ltd.	5,319,000	*	—	—	94,738	—	Tian Xue
Empyrean Capital Overseas Fund, Ltd.	57,650,000	2.62%	3,541,000	*	1,089,891	—	Tian Xue
Froley Revy Alternative Strategies	1,000,000	*	—	—	17,811	—	Ann Houlihan
Georgia Firefighters Pension Fund	800,000	*	—	—	14,249	—	Maren Lindstrom
HFR CA Select Fund	—	—	1,500,000	*	26,717	—	Gene Pretti
Injured Workers Insurance Fund	1,350,000	*	—	—	24,045	—	Maren Lindstrom
Institutional Benchmarks Series (Master Feeder) Ltd.	—	—	1,000,000	*	17,811	—	Gene Pretti
McMahan Securities Co., L.P.(#)	—	—	2,500,000	*	44,528	—	Ron Fertig Jay Glassman Joe Dwyer D. Bruce McMahan Norman Ziegler Joe Casteo Pat Ranson Howard Ledham
Met Investor Series Trust — Bond Debenture	1,300,000	*	—	—	23,155	—	Maren Lindstrom
Radian Asset Assurance, Inc.	2,975,000	*	—	—	52,989	—	Maren Lindstrom
Radian Guaranty	625,000	*	—	—	11,132	—	Maren Lindstrom
Radian Insurance Inc.	7,200,000	*	—	—	128,241	—	Maren Lindstrom
Sagicor Life Insurance Company	—	—	300,000	*	5,343	—	Gene Pretti
Salomon Brothers Asset Management, Inc.(+)	16,100,000	*	—	—	286,762	—	(6)
SDCERA Convertible Arbitrage	—	—	2,000,000	*	35,623	—	Gene Pretti
Stark Master Fund Ltd.(+)	100,000,000	4.55%	—	—	1,781,130	—	Brian J. Stark Michael A. Roth
University of Arkansas Foundation	550,000	*	—	—	9,796	—	Maren Lindstrom
UBS AG London f/b/o WCBP(+)(31)	115,000,000	5.23%	—	—	2,048,300	—	(6)
Zazove Convertible Arbitrage Fund, LP	—	—	4,000,000	*	71,245	—	Gene Pretti
Zazove Hedged Convertible Fund, L.P.	—	—	3,000,000	*	53,434	—	Gene Pretti

Revised Information Regarding Selling Securityholders

	Principal Amount of			Principal Amount of
	2011 Notes			2013 Notes
	Beneficially			Beneficially					Number of
	Owned and Offered			Owned and Offered					Shares of
	(USD) and			(USD) and			Number of		Common Stock
	Percentage			Percentage			Shares of		Beneficially	Natural Person(s) with
	of 2011 Notes			of 2013 Notes			Common Stock		Owned After the	Voting or Investment
Name of Selling Securityholder(1)	Outstanding (%)			Outstanding (%)			Offered(2)(3)		Offering(4)	Power

Alexandra Global Master Fund Ltd.	40,000,000	(27)	1.82	7,000,000		*	837,131	(28)	—	Mikhail A. Filimonov Dimitri Sogoloff(29)
Canadian Imperial Holdings Inc.(+)	—		—	118,000,000	(13)	5.36%	2,101,733	(20)	—	(6)
Chrysler Corporation Master Retirement Trust(11)	6,230,000		*	—		—	110,964		—	Lawrence Keene(10)
Cincinnati Insurance Company	—		—	7,100,000	(14)	*	126,460	(21)	—	(6)
CQS Convertible and Quantitative Strategies Master Fund	25,000,000	(15)	1.14%	65,000,000	(16)	2.95%	1,603,017	(22)	—	Alan Smith Blair Gauld Dennis Huner Karea Bodden Jim Rogers
Delaware Public Employees Retirement System(11)	2,535,000		*	—		—	45,152		—	Lawrence Keene(10)
Delta Air Lines Master Trust — CV(11)	1,240,000		*	—		—	22,086		—	Lawrence Keene(10)
Delta Pilots Disability & Survivorship Trust — CV(11)	760,000		*	—		—	13,537		—	Lawrence Keene(10)
F.M. Kirby Foundation, Inc.(11)	1,125,000		*	—		—	20,038		—	Lawrence Keene(10)
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(11)	605,000		*	—		—	10,776		—	Lawrence Keene(10)
International Truck & Engine Corporation Retiree Health Benefit Trust(11)	360,000		*	—		—	6,412		—	Lawrence Keene(10)
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(11)	330,000		*	—		—	5,878		—	Lawrence Keene(10)
JP Morgan Securities Inc.(#)	15,000,000		*	24,681,000	(26)	1.12%	706,770		—	(5)
Linden Capital L.P.	73,000,000	(17)	3.32%	—		—	1,300,225	(23)	—	Siu Min Wong
Lydian Overseas Partners Master Fund L.P.	—		—	80,000,000	(18)	3.64%	1,424,904	(24)	—	David Friezo
Microsoft Capital Group, L.P.(11)	1,250,000		*	—		—	22,264		—	Lawrence Keene(10)
OCM Convertible Trust(11)	2,500,000		*	—		—	44,528		—	Lawrence Keene(10)
OCM Global Convertible Securities Fund(11)	810,000		*	—		—	14,427		—	Lawrence Keene(10)
Partner Reinsurance Company Ltd.(11)	1,370,000		*	—		—	24,401		—	Lawrence Keene(10)
Polygon Global Opportunities Master Fund	—		—	80,000,000	(19)	3.75%	1,469,432	(25)	—	(9)
Qwest Occupational Health Trust(11)	510,000		*	—		—	9,084		—	Lawrence Keene(10)
Qwest Pension Trust(11)	1,475,000		*	—		—	26,272		—	Lawrence Keene(10)
The Travelers Indemnity Company(11)	2,635,000		*	—		—	46,933		—	Lawrence Keene(10)
UBS AG London(12)(+)	114,753,000	(32)	5.22%	—		—	2,043,900	(33)	—	(6)
UnumProvident Corporation(11)	760,000		*	—		—	13,537		—	Lawrence Keene(10)
Vanguard Convertible Securities Fund, Inc.(11)	10,460,000		*	—		—	186,306		—	Lawrence Keene(10)
Virginia Retirement System(11)	4,950,000		*	—		—	88,166		—	Lawrence Keene (10)

*	Less than one percent (1%).

#	The selling securityholder is a registered broker-dealer.

+	The selling securityholder is an affiliate of a registered broker-dealer.

(1)	Information concerning other selling securityholders will be set forth in additional supplements to the prospectus supplement from time to time, if required.

(2)	Assumes conversion of all of the holder’s notes at a conversion rate of 17.8113 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rights” on page 16 of the prospectus supplement. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes fractional shares and shares of common stock that may be issued by us upon the repurchase of the notes as described under “Description of the Notes — Adjustment to Conversion Rate — Adjustment to Conversion Rate Upon a Change of Control” on page 23 of the prospectus supplement. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of the Notes — Conversion Rights” on page 16 of the prospectus supplement.

(3)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act. The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock calculated based on 1,154,163,743 shares of common stock outstanding as of July 28, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(4)	For purposes of computing the number and percentage of notes and shares of common stock to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of the tables above that the selling securityholders named above will sell all of the notes and all of the common stock issuable upon conversion of the notes offered by this supplement no. 1 to prospectus supplement and prospectus, and that any other shares of our common stock beneficially owned by these selling securityholders will continue to be beneficially owned.

(5)	The selling securityholder is a company that is required to file periodic and other reports with the SEC.

(6)	The selling securityholder is a wholly-owned subsidiary of a company that is required to file periodic and other reports with the SEC.

(7)	D. E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control over any shares of common stock issuable upon conversion of the notes owned by this selling securityholder. Julius Gaudio, Eric Wepsic, and Anne Dinning, or their designees exercise voting and investment control over the notes on D. E. Shaw & Co. L.P.’s behalf.

(8)	The securities are under the total control of KBC Financial Products Cayman Islands Ltd. KBC Financial Products Cayman Islands Ltd. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly owned subsidiary of KBC Group N.V., a publicly traded entity.

(9)	Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith and Patrick G.G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith and Patrick G.G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.

(10)	Oaktree Capital Management LLC (“Oaktree”) is the investment manager for the aggregate principal amount of registrable securities set forth opposite this selling securityholder’s name. Oaktree does not own any equity interest in this selling securityholder but has voting and dispositive power over the aggregate principal amount of registrable securities set forth next to this selling securityholders’ name. Lawrence Keele is a principal of Oaktree and is the portfolio manager for this selling securityholder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the registrable securities held by all selling securityholders except for their pecuniary interest therein.

(11)	In the prospectus supplement dated August 7, 2006 these securities were listed under the selling securityholder name “Oaktree Capital Management, LLC.”

(12)	In the prospectus supplement dated August 7, 2006 $110,000,000 of the 2011 Notes and 1,959,243 shares of common stock were listed under the selling securityholder name “UBS Securities LLC.”

(13)	This amount reflects an increase of $10,000,000 from the amount of 2013 Notes previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(14)	This amount reflects an increase of $1,700,000 from the amount of 2013 Notes previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(15)	This amount reflects an increase of $10,000,000 from the amount of 2011 Notes previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(16)	This amount reflects an increase of $40,000,000 from the amount of 2013 Notes previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(17)	This amount reflects an increase of $10,000,000 from the amount of 2011 Notes previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(18)	This amount reflects an increase of $79,920,000 from the amount of 2013 Notes previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(19)	This amount reflects the amount being offered, an increase of $2,500,000 from the amount of 2013 Notes previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006; this selling securityholder has indicated that it owns an additional $82,500,000 of 2013 Notes.

(20)	This amount reflects an increase of 178,113 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(21)	This amount reflects an increase of 30,279 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(22)	This amount reflects an increase of 890,565 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(23)	This amount reflects an increase of 178,113 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(24)	This amount reflects an increase of 1,423,479 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(25)	This amount reflects the amount being offered, an increase of 44,528 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006; this selling securityholder has indicated that it owns an additional $82,500,000 of 2013 Notes, representing an additional 1,469,432 shares of common stock.

(26)	We previously registered 2011 Notes and shares of our common stock on behalf of this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(27)	This amount reflects an increase of $15,000,000 from the amount of 2011 Notes previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(28)	This amount reflects an increase of 267,169 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(29)	Alexandra Investment Management, LLC, a Delaware limited liability company (“Alexandra”), serves as investment adviser to the selling securityholder (beneficial owner) of these securities. By reason of such relationship, Alexandra may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by the selling securityholder (beneficial owner) of these securities. Alexandra disclaims beneficial ownership of such shares of common stock. Messrs. Mikhail A. Filimonov (“Filimonov”) and Dimitri Sogoloff (“Sogoloff”) are managing members of Alexandra. By reason of such relationships, Filimonov and Sogoloff may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by the Selling Securityholder. Filiminoc and Sogoloff disclaim beneficial ownership of such shares of common stock.

(30)	Banc of America Securities LLC is a dealer under commercial paper dealer agreements with us, a party to certain convertible note hedge transactions and warrant transactions with us, the sole lead arranger and sole book manager for our 2002 Credit Agreement ($1,000,000,000 five year Credit Facility) dated as of January 20, 2005, as well as joint lead manager for our 2005 Credit Agreement ($1,000,000,000 five year Credit Facility) dated as of January 20, 2005.

(31)	UBS AG, London Branch (represented by UBS Securities LLC as its agent) is a party to certain convertible note hedge transactions and warrant transactions with us.

(32)	This amount reflects an increase of $4,753,000 from the amount of 2011 Notes previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(33)	This amount reflects an increase of 84,657 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

Only selling securityholders that beneficially own the securities set forth opposite their respective names in the foregoing tables (including the tables included in the prospectus supplement) may sell such securities under the registration statement. Prior to any use of this supplement no 1. to prospectus and prospectus supplement in connection with an offering of the notes and/or the underlying common stock by any holder not identified above, this supplement no. 1 will be supplemented to set forth the name and other information about the selling securityholder intending to sell such notes and the underlying common stock.

The date of this supplement no. 1 is August 18, 2006